Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 1, 2007

Final Terms for Issuance
November 1, 2007

ISSUER:			Toyota Motor Credit Corporation

SECURITY:		Medium Term Notes, Series B

RATINGS:		Aaa/AAA

NOTIONAL:		$500,000,000

TRADE DATE:		11/01/2007

SETTLEMENT DATE:	11/06/2007 (T+3)

MATURITY DATE:		01/06/2009

COUPON:			PRIME - 277.5 basis points

INDEX SOURCE:		USD-PRIME-H.15

COUPON PAY DATES:     	January 7, 2008 (1st Coupon Date), then
			quarterly on the 6th thereafter or on the next good Business Day, and on the Maturity
			Date (subject to following convention).

INTEREST DETERMINATION DATE:  Daily, each Business Day

INTEREST RATE CUTOFF:	2 Business Days prior to coupon pay date

BUSINESS DAY CONVENTION: New York

DAY COUNT BASIS:	Actual/360

BUSINESS DAY CONVENTION: Following, adjusted

PRICE TO PUBLIC:	100%

DENOMINATIONS:		$1,000 by $1,000

GROSS SPREAD:		1 basis point

PRICE TO ISSUER:	99.99%

PRINCIPAL TO ISSUER:	$499,950,000

CUSIP:			89233PM52

SOLE AGENT:		Banc of America Securities LLC

BAS DTC:		#773


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result
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